Exhibit 5.1

Greenberg Traurig, P.A.

November 1, 2013

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Re:	Registration Statement on Form S-3 (File No. 333-181418)

Ladies and Gentlemen:

We have acted as Florida counsel to F.N.B. Corporation, a Florida corporation (the “Company”), in connection with certain matters of Florida law arising out of the registration by the Company of the offering and sale, in each case under the above-referenced Registration Statement (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of: (i) 4,693,876 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), which number includes 612,244 Common Shares that the underwriters have the option to purchase; and (ii) 4,600,000 depositary shares (“Depositary Shares”), including 600,000 Depositary Shares that the underwriters have the option to purchase, each of which represents ownership of a 1/40th interest in a share of the Company’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, par value $0.01 per share (“Preferred Stock”), and all of which Depositary Shares together represent 115,000 shares of Preferred Stock (the “Preferred Shares”).

In connection with our representation of the Company and the preparation of this opinion letter, we have examined, considered and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement and all amendments thereto, and the related form of prospectus contained therein, in the form in which it was transmitted to the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act;

2. the Preliminary Prospectus Supplement relating to the Depositary Shares and the Preferred Shares, dated October 29, 2013, in the form in which it was filed by the Company with the Commission pursuant to Rule 424(b)(5);

3. the Final Prospectus Supplement relating to the Depositary Shares and the Preferred Shares, dated November 1, 2013, in the form in which it was filed by the Company with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act;

4. the Preliminary Prospectus Supplement relating to the Common Shares, dated October 29, 2013, in the form in which it was filed by the Company with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act;

F.N.B. Corporation

November 1, 2013

5. the Final Prospectus Supplement relating to the Common Shares, dated November 1, 2013, in the form in which it was filed by the Company with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act;

6. that certain Underwriting Agreement, dated as of October 29, 2013, by and among the Company, J.P. Morgan Securities, LLC, Keefe, Bruyette & Woods, Inc., RBC Capital Markets, LLC and each of the other Underwriters named in Schedule A thereto, relating to the Common Shares (the “Common Shares Underwriting Agreement”);

7. that certain Underwriting Agreement, dated as of October 29, 2013, by and among the Company, Bruyette & Woods, Inc., RBC Capital Markets, LLC and each of the other Underwriters named in Schedule A thereto, relating to the Depositary Shares and the Preferred Shares (the “Depositary Shares Underwriting Agreement” and, collectively with the Common Shares Underwriting Agreement, the “Underwriting Agreements”);

8. that certain Deposit Agreement, dated as of November 1, 2013, by and between the Company and Registrar and Transfer Company, a New Jersey corporation, as Depositary, and all holders from time to time of Depositary Shares (the “Deposit Agreement”);

9. the Company’s Articles of Incorporation and Bylaws, in each case as amended through the date hereof;

10. the Articles of Amendment to the Articles of Incorporation of F.N.B. Corporation Designating the Preferences, Rights and Limitations of Fixed-To-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E;

11. resolutions of the Company’s Board of Directors (the “Board”) (i) approving, among other things, the Underwriting Agreements and the transactions contemplated thereby (including the issuance of the Preferred Shares and the Common Shares) and (ii) establishing the pricing committee of the Board (the “Pricing Committee”);

12. resolutions of the Pricing Committee approving, among other things, the final pricing terms of the Common Shares and the Depositary Shares (including the Preferred Shares);

13. a certificate, dated October 30, 2013, from the Secretary of State of the State of Florida as to the incorporation and active status of the Company;

14. a certificate executed by an appropriate officer of the Company, dated as of the date hereof; and

15. such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

F.N.B. Corporation

November 1, 2013

In rendering the opinions set forth below, we have assumed without investigation the following:

1. the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents;

2. each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and

3. each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (including the Company) set forth therein are legal, valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

Additionally, as to questions of fact in respect of the opinion hereinafter expressed, we have relied solely upon the Documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. the Common Shares have been duly authorized for issuance and sale pursuant to the Common Shares Underwriting Agreement and, when issued and delivered by the Company pursuant to the Common Shares Underwriting Agreement against payment of the consideration set forth therein, will be validly issued and fully paid, non-assessable; and

2. the Preferred Shares underlying the Depositary Shares have been duly authorized for issuance and, when issued and delivered by the Company pursuant to the Deposit Agreement in connection with the issuance of the Depositary Shares upon payment of the consideration therefor set forth in the Depositary Shares Underwriting Agreement, will be validly issued and fully paid, non-assessable.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion herein concerning any law other than the laws of the State of Florida.

F.N.B. Corporation

November 1, 2013

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Common Shares and the Depositary Shares (the “Current Report”), which is incorporated by reference in the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to or delivered to any other person or entity without, in each instance, our prior written consent. Notwithstanding the foregoing, investors are entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Current Report and such incorporation by reference into the Registration Statement and the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely, GREENBERG TRAURIG, P.A.

By:	/s/ Ira N. Rosner, Esq.
Ira N. Rosner, Esq.